Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
KFX, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

KFx, Inc. (the “Corporation”), a corporation organized and existing under an by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation on January 22, 2003, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth an amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring the Amendment to be advisable, and directing that the Amendment be considered at the next annual meeting of stockholders of the Corporation.

SECOND:  That thereafter on May 22, 2003, the 2003 annual meeting of the Corporation was duly held in accordance with the By-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute and the Certificate of Incorporation were voted in favor of the following resolution adopting the Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article III of the Certificate of Incorporation of the Corporation be amended so that the first paragraph of said Article III shall read as follows:

“The aggregate number of shares of which the Corporation shall have the authority to issue is 140,000,000, of which 120,000,000 shares shall be designated Common Stock with each share having a par value of $.001; and 20,000,000 shares shall be designated Preferred Stock with each share having a par value of $.001.  The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions for redemption of the shares of each class of capital stock are as follows:”

THIRD:  That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Rudolph G. Swenson, its Secretary, this 2nd day of June 2003.

By	/s/ Rudy G. Swenson
	Name:	Rudolph G. Swenson
	Title:	Secretary